                             FORM OF EMPLOYMENT AGREEMENT

     THIS EMPLOYMENT AGREEMENT ("Agreement") is effective as of February 3, 1998, by and between Elgar Electronics Corporation, a California corporation ("Employer"), and ___________ ("Employee").

                                       RECITALS

     A. WHEREAS, Employer is engaged in the design, manufacture and distribution of a wide range of high technology, programmable, variable output power supply products, predominantly for test and measurement applications.

     B. WHEREAS, Carlyle EEC Holdings, Inc. ("Holdings", which on or about February 3, 1998 changed its name to Elgar Holdings, Inc.) is the owner of all of the shares of common stock of Employer.

     C. WHEREAS, Holdings, JFL-EEC LLC, a Delaware limited liability company ("JFL- EEC"), JFL-EEC Merger Sub Co. ("MergerCo") and TC Group, L.L.C., have entered into an Agreement and Plan of Merger, dated as of January 2, 1998 (the "Recapitalization Agreement").

     D. WHEREAS, in connection with the Recapitalization Agreement, Holdings has determined to effect a recapitalization of Holdings and Elgar pursuant to which, among other things, (i) JFL-EEC will make a capital contribution in the amount of approximately $19.0 million to MergerCo (the "Lehman Investment"),
(ii) MergerCo will issue to certain purchasers shares of its Series A 10% Cumulative Redeemable Preferred Stock (the "Series A Preferred Stock") and certain warrants (the "Warrants") in exchange for an aggregate of $10.0 million,
(iii) MergerCo will offer and issue $90.0 million in aggregate principal amount of its 9-7/8% Senior Notes due 2008 (the "Senior Notes"), (iv) MergerCo will merge with and into this Company, with this Company surviving such merger and assuming the liabilities and obligations of MergerCo (the "Merger"), including without limitation the liabilities and obligations with respect to the Series A Preferred Stock, the Warrants and the Senior Notes, (v) pursuant to the Recapitalization Agreement, (A) immediately prior to the Merger, Holdings will effect an approximately 9,340 to 1 stock split, such that at the effective time of the Merger there will be approximately 9,340,000 shares of Holdings' common stock, $.01 par value per share (the "Common Stock") issued and outstanding, (B) Carlyle-EEC Acquisition Partners, L.P., the owner of all of the issued and outstanding capital stock of Holdings immediately prior to the Merger, will liquidate and distribute the shares of Common Stock to its partners, and (C) each share of the Common Stock issued and outstanding immediately prior to the Merger, other than certain shares held by certain shareholders and members of management (the "Continuing Shares"), will be converted into the right to receive cash, and (vi) Holdings and Employer will enter into a new credit facility providing for revolving credit borrowings of up to $15.0 million (all such transactions described in this paragraph shall be collectively referred to herein as the Recapitalization").

     E. WHEREAS, Employee will receive substantial benefits from the Recapitalization, including without limitation the receipt of a portion of the cash consideration for the Merger.

     F. WHEREAS, Employee will remain a shareholder of Holdings as a result of continuing to own certain of the Continuing Shares.

     G. WHEREAS, Employer desires to engage Employee and Employee desires to accept such engagement to provide such services to Employer as are set forth in this Agreement.

     NOW THEREFORE, in consideration of the premises and the mutual agreements hereinafter set forth, the parties hereto hereby agree as follows:

                                     AGREEMENT

1. EMPLOYMENT. Employer engages Employee to serve as __________ and Employee hereby accepts such engagement upon the terms and conditions set forth herein.

2. TERM. Employee's term of employment under this Agreement shall commence upon the date hereof and shall continue until terminated in accordance with
Section 4 herein.

3.. DUTIES. Employee will devote his full business time, utmost knowledge and best skill to the performance of the duties and responsibilities as President and Chief Executive Officer of Employer, as such duties and responsibilities are performed by Employee as of the date of this Agreement. Employee shall report directly to the President of Employer. Employee will not engage in any other gainful occupation which requires his personal attention without prior consent of the President of Employer. Notwithstanding the foregoing, Employee shall perform such other duties as the President reasonably may require from time to time.

4.   TERMINATION.

     4.1. EVENTS TRIGGERING TERMINATION. At the written election of Employer in its sole discretion, this Agreement shall terminate immediately, effective upon the occurrence of any one of the following events:

     (a) Employee's conviction of a felony or other crime involving moral turpitude;

     (b) Employee's material breach of or failure to perform his obligations hereunder, failure by Employee to abide by, conform with or otherwise observe any material written policy of Employer, or the continuing failure to conform to the reasonable directives of the Board of Directors of Employer;

     (c)  The death of Employee;

     (d) The total and permanent disability of Employee. Employee shall be deemed totally and permanently disabled if the Employee shall become incapacitated by reason of sickness, accident or other physical or mental disability and shall for a period of thirty (30) consecutive days be unable to perform his normal duties hereunder, with or without reasonable accommodation by Employer; or

     (e)  The sixty-fifth birthday of Employee.

     In the event that Employee's employment is terminated by Employer pursuant to Sections 4.1(a), 4.1(b), 4.1(c), or 4.1(e) hereof, Employer shall promptly pay to Employee (or in the event that such termination is pursuant to Section 4.1(c), to Employee's estate or other legal representative) the annual base salary provided for in Section 5.1 accrued to the date of Employee's termination and not theretofore paid to Employee. Rights and benefits of Employee under the benefits plans and programs of Employer shall be determined in accordance with the terms of such plans and programs.

     4.2 TERMINATION BY WRITTEN NOTICE. This Agreement may also be terminated by either party for any reason or for no reason upon thirty (30) days prior written notice to the other.

     4.3. SEVERANCE COMPENSATION. If Employer terminates this Agreement and such termination is not pursuant to Sections 4.1 (a), 4.1 (b), 4.1(c) or 4.1(e), or for no reason, then Employer shall continue to pay to Employee his annual base salary in the same periodic installments provided for in Section
5.1 hereof for a period of twelve (12) consecutive months following the date of such termination (the "Severance Period"); provided, however, that the severance compensation to be paid to Employee in respect of a termination for the reason specified in Section 4.1(d) shall be integrated with any disability insurance proceeds paid to Employee during the Severance Period so that Employee receives no more than an amount equal to 100% of his annual base salary under
Section 5.1 during the Severance Period. In addition, during the Severance Period Employer shall continue to pay the allowance set forth in Section 5.5 and make all Employer contributions to medical and dental and life insurance premiums for all Employer maintained plans under which Employee is an insured or covered as of the commencement of the Severance Period.

5.   COMPENSATION.

     5.1 BASE SALARY. As compensation for all services rendered by Employee under this Agreement, Employer shall pay Employee an annual base salary of __________, payable bi-weekly in arrears or otherwise in accordance with the standard payroll practices of Employer. This annual base salary may be augmented by salary increases as determined by the President. All regular compensation shall be paid in accordance with Employer's standard payroll procedures.

     5.2 OTHER BONUSES. Employee shall be eligible for additional bonus compensation as may be determined by the President and/or the Board of Directors.

     5.3 WITHHOLDING. All compensation paid to Employee under this Agreement shall be subject to customary withholding and employment taxes as required by federal and state law.

     5.4 OTHER BENEFITS. Employee shall be entitled to such other benefits, including retirement benefits, as are provided to other full-time employees of Employer, subject to any terms, conditions or restrictions associated with such benefits, all as determined by written company policy in effect from time to time during the term of this Agreement.

6. VACATION. Employee shall be entitled to four (4) weeks annual paid vacation per year, subject to accrual and use in accordance with written company policy in effect from time to time during the term of this Agreement and applicable law. Employee's vacation will be scheduled at those times which are mutually convenient to Employer's business and Employee.

7. BUSINESS EXPENSES. During the term of this Agreement, Employer shall reimburse Employee for all reasonable and necessary out-of-pocket business expenses of Employee related to Employee's duties hereunder in accordance with the policies and procedures of Employer in effect from time to time, including, without limitation:

     (a) Actual expenses for travel, meals and lodging for necessary travel between Employer's business locations;

     (b) Actual expenses for travel, meals and lodging for other travel approved in advance by Employer; and

     (c) Professional entertainment and promotional expenses approved in advance by Employer.

8.   TRADE SECRETS.

     8.1 TRADE SECRETS IN GENERAL. During the course of Employee's employment, Employee will have access to various trade secrets of Employer. For purposes of this Agreement, "Trade Secret" shall mean information which is not generally known to the public and, as a result, is of economic benefit to Employer in the conduct of its business. Employee and Employer agree that Trade Secrets shall include but not be limited to all information developed or obtained by Employer and comprising the following items, whether or not such items have been reduced to tangible form (e.g., physical writing): all methods, techniques, processes, ideas, trade names, service marks, slogans, forms, customer lists, pricing structures, menus, business forms, marketing programs and plans, layouts and designs, financial information, operational methods and tactics, cost information, the identity of or contractual arrangements with suppliers, the identity or buying habits of customers, accounting procedures, and any document, record or other information of Employer relating to the above. Trade Secrets include not only information belonging to Employer which existed before the date of this Agreement, but also information developed by Employee for Employer or its employees during the term of this Agreement.

     8.2 RESTRICTION ON USE OF TRADE SECRETS. Employee agrees that his use of Trade Secrets is subject to the following restrictions during the term of the Agreement and for an indefinite period thereafter so long as the Trade Secrets have not become generally known to the public:

          (a) NON-DISCLOSURE. Employee will not publish or disclose, or allow to be published or disclosed, Trade Secrets to any person who is not an employee of Employer unless such disclosure is necessary for the performance of Employee's obligations under this Agreement.

          (b) USE RESTRICTION. Employee shall use any Trade Secret only for the limited purpose for which it was disclosed. Employee shall not disclose any Trade Secret to any third party (including subcontractors) other than in accordance with customary practices and existing agreements with customers and shall disclose the Trade Secret only to other employees of Employer or as provided under such agreements with customers having a need to know. Employee shall promptly notify Employer of any Trade Secret disclosed other than in accordance herewith.

          (c) NON-REMOVAL. Employee will not remove any Trade Secrets from the offices of Employer or the premises of any facility in which Employer is performing services, or allow such removal, other than in accordance with customary practices and existing agreements with customers.

          (d) SURRENDER UPON TERMINATION. Upon termination of his employment with Employer for any reason, Employee will surrender to Employer all documents and materials in his possession or control which contain Trade Secrets.

          (e) PROHIBITION AGAINST UNFAIR COMPETITION. At any time after the termination of his employment with Employer for any reason, Employee will not engage in competition with Employer while making use of the Trade Secrets of Employer.

     8.3 INVENTIONS. Any and all inventions, innovations, or improvements ("Inventions") made, developed or created by the Employee (whether at the request or suggestion of Employer or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the term hereof which may be directly or indirectly useful in, or relate to, the business of Employer, shall be promptly and fully disclosed by Employee to Employer and shall be Employer's exclusive property as against Employee and Employee shall promptly deliver to an appropriate representative of Employer all papers, drawings, models, data and other material relating to any Inventions made, developed or created by him as aforesaid. Employee shall, at the request of Employer, and without any payment therefor, execute any documents necessary or advisable in the opinion of Employer's counsel to direct issuance of patents or copyrights to Employer with respect to such Inventions as are to be Employer's exclusive property as against Employee or to vest in Employer title to such Inventions as against Employee. The expense of securing any such patent or copyright shall be borne by Employer. Notwithstanding the foregoing, the Agreement does not require assignment of an Invention which qualifies fully for protection under Section 2870 of the California Labor Code, a copy which is attached as Exhibit A.

     8.4 NON SOLICITATION. During the term of employment of Employee and until the expiration of twenty-four (24) months following the termination of the employment of Employee, Employee shall not:

          (a) advise or in any way encourage any person, firm or corporation who is, at the time of termination of employment of Employee, or was at any time during the term of employment of Employee with Employer, a customer or client of Employer, to breach any contract with Employer;

          (b) recruit, hire, assist others in the soliciting, recruiting or hiring, or discuss other employment with, any person who is at the time of termination of the employment of Employee with Employer, or was at anytime during the employment of Employee with Employer, an employee of Employer, or induce or attempt to induce any such employee to terminate his or her employment with Employer; or

          (c) use or disclose to any person, firm or corporation the name of any present, former, prospective customer, client or employee of Employer.

     8.5 COVENANT. During the term of employment of Employee and until the expiration of twenty-four (24) months following the termination of the employment of Employee, Employee shall not, directly or indirectly, engage in or carry on, or have any interest in any person, firm, corporation, or business (whether as an employee, officer, director, agent, partner, security holder, creditor, consultant, or otherwise) that engages in or carries on, any business which is the same as, similar to, or competitive with the business presently conducted on the date hereof by Employer (a "Competitive Business") within the Area set forth below; provided, however, Employee may purchase or otherwise acquire up to one percent of any class of securities of any person (but without participating in the activities of such person) if such securities are listed on any national or regional securities exchange, or have been registered under
Section 12(g) of the Securities Exchange Act of 1934. Competitive Business shall mean any person, firm, corporation, a company, enterprise or person which manufactures or distributes programmable power supply equipment, whether AC, DC or both. The Area shall include the county of San Diego, California and all other counties within the United States in which Elgar Electronics Corporation now or ever has engaged in or conducted business or elects in the future to conduct business prior to the termination of employment of Employee. Employee acknowledges and agrees that this covenant is given in connection with the Recapitalization and is reasonable with respect to its duration, geographical area and scope. It is the intention of Employee and Employer that this covenant shall be enforceable to the maximum extent, and if a court is called upon to interpret this covenant, it is agreed and stipulated by Employee and Employer that such court shall so interpret this covenant to provide that it shall cover the greatest geographical area for the greatest period of time not to exceed the expiration of twenty-four (24) months following the termination of the employment of Employee.

9. UNFAIR COMPETITION, MISAPPROPRIATION OF TRADE SECRETS AND VIOLATION OF SOLICITATION CLAUSES. Employee acknowledges that unfair competition, misappropriation of Trade Secrets or violation of any of the provisions contained in Section 8 would cause irreparable injury to Employer, that the remedy at law for any violation or threatened violation thereof would be inadequate, and that Employer shall be entitled to temporary and permanent injunctive or other equitable relief without the necessity of proving actual damages. Employee agrees that such relief shall be available in a court of law regardless of the arbitration provisions contained in Section 17 of this Agreement.

10. CONFLICT OF INTEREST. Employee acknowledges that the obligations and services to be provided by Employee hereunder are special and unique. Employee agrees that he will not at any time during the term of employment serve as an officer, director, employee, or otherwise have an interest in any entity that engages in business similar to that of Employer and Employer's subsidiaries. This provision shall not apply to equity or stock ownership interests of less than 5% of any publicly traded company.

11. SUCCESSORS AND ASSIGNS. The rights and obligations of the Employer under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of Employer. Employee shall not be entitled to assign any of his rights or obligations under this Agreement.

12. GOVERNING LAW. This Agreement shall be interpreted, construed, governed and enforced in accordance with the laws of the State of California.

13. AMENDMENTS. No amendment or modification of the terms or conditions of this Agreement shall be valid unless in writing and signed by the parties hereto.

14. SEVERABILITY. Each term, condition, covenant or provision of this Agreement shall be viewed as separate and distinct, and in the event that any such term, covenant or provision shall be held by a court of competent jurisdiction to be invalid, the remaining provisions shall continue in full force and effect.

15. WAIVER. A waiver by either party of a breach of provision or provisions of this Agreement shall not constitute a general waiver, or prejudice the other party's right otherwise to demand strict compliance with that provision or any other provisions in this Agreement.

16. NOTICES. Any notice required or permitted to be given under this Agreement shall be sufficient, if in writing, sent by certified mail to his residence in the case of Employee, or hand delivered to the Employee, or to its principal office (corporate office) in the case of the Employer.

17. ARBITRATION. Except as provided in Section 9, any dispute or claim that may arise out of the provisions of this Agreement which cannot be resolved by agreement of the parties acting in good faith within a reasonable time, including any interpretation or alleged breach hereof, shall be resolved by arbitration in accordance with the then-effective employment arbitration rules of the San Diego, California, Chapter of the American Arbitration Association. Except as otherwise set forth in Section 9 hereof, the parties intend that litigation not be used to settle any dispute or claim arising out of this Agreement. The written determination and award of the arbitrator or arbitrators, as applicable, shall be final, binding and conclusive, and such determination may be entered in any court of competent jurisdiction with each side to pay their own attorneys' fees and costs.

18. ENTIRE AGREEMENT. Employee acknowledges receipt of this Agreement and agrees that this Agreement and Exhibit A attached hereto represent the entire Agreement with Employer concerning the subject matter hereof, and supersedes any previous oral or written communications, representations, understandings or Agreements with Employer or any officer or agent thereof. Employee understands that no representative of the Employer has been authorized to enter into any Agreement or commitment with Employee which is inconsistent in any way with the terms of this Agreement.

19. CONSTRUCTION. This Agreement shall not be construed against any party on the grounds that such party drafted the Agreement.

20.  ACKNOWLEDGMENT.   Employee acknowledges that he has had the opportunity to
consult with independent counsel of his own choice concerning this Agreement, and that he has taken advantage of that opportunity to the extent that he desires. Employee further acknowledges that he has read and understands this Agreement, is fully aware of its legal effect, and has entered into it voluntarily based on his own judgment.

21. SURVIVORSHIP. The respective rights and obligations of Employee and Employer hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

22. COUNTERPARTS. This Agreement may be executed in one or more counterpart copies, each of which shall be deemed to be an original and all of which taken together shall be deemed one and the same instrument.

                                    Elgar Electronics Corporation, a
                                      California corporation
Dated:  February 3, 1998
                                    By:
                                       -------------------------------
                                      Donald Glickman,
                                      Chairman of the Board

Dated:  February 3, 1998
                                    ----------------------------------
                                    [Executive]

                                      EXHIBIT A

                                     SECTION 2870
                                CALIFORNIA LABOR CODE

          (a) Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

          (1) Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

          (2)  Result from any work performed by the employee for the employer.

          (b) To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.